Exhibit 10.1
2005 Bonus Program
The Board of Directors of Alexza Pharmaceuticals, Inc. (the “Company”) approved a bonus program for eligible employees of the Company for the fiscal year 2005 (the “2005 Bonus Program”). The 2005 Bonus Program is administered by the Board of Directors and management. The purpose of the 2005 Bonus Program is to reward employees for successful achievement of corporate, department and individual goals.
To be considered an eligible employee of the Company under the 2005 Bonus Program, an employee must have been employed with the Company for at least six (6) months (that is, a start date prior to July 1, 2005). Eligible employees who have been employed with the Company for less than one (1) year (that is, a start date between January 1 and June 30, 2005) will be eligible to receive a pro-rated bonus. In order to receive any applicable bonus, an eligible employee must be employed with the Company as of December 31, 2005.
The 2005 Bonus Program is based in part on the Company’s 2005 corporate goals. The Board of Directors, in consultation with management, established the 2005 corporate goals, as well as individual and department goals for the Company’s employees. At least 70% of the Company’s 2005 corporate goals must be achieved before any eligible employee of the Company will be entitled to receive a bonus under the 2005 Bonus Program. If at least 70% of the Company’s corporate goals are achieved, then each employee’s potential bonus would be based on such employee’s level and based on the following two factors: (1) a certain percentage of the Company’s 2005 corporate goals and (2) a certain percentage of that employee’s department/individual goals. Eligible employees are divided into the following levels: chief executive officer, vice president, director-level manager, manager and employee. Set forth below is a table listing the different employee levels and the goal achievements.

	Goal Achievements
Employee Level	Corporate Goals	Department/Individual Goals
Chief Executive Officer	100%	0%
Vice President	80%	20%
Director-Level Manager	60%	40%
Manager	40%	60%
Employee	20%	80%
For example, a director-level manager would have his/her bonus calculation based on 60% corporate goals and 40% department/individual goals.
Under the 2005 Bonus Program, the bonus can include a combination of cash and stock determined by employee level.

The bonus will consist of a percentage of an employee’s base salary determined by employee level. Set forth below is a table listing the percentage of an employee’s base salary which may be attributable to the bonus and the break down between cash and stock of any applicable bonus.

	Percentage of Base
Employee Level	Salary	Cash Component	Stock Component
CEO	40%	100%	0%
Vice President	30%	30%	70%
Director-Level Manager	20%	50%	50%
Manager	15%	80%	20%
Employee	10%	90%	10%
For example, a manager would be eligible to receive a bonus that is up to 15% of that manager’s base salary, and any applicable bonus would consist of 70% cash and 30% stock.
At the end of 2005, the Board of Directors and management will determine the degree to which the Company’s 2005 corporate goals were met and will further determine the degree to which department/individuals goals were met.